HWH International Corp.

Shareholder List

We have authorized capital stock consisting of 600,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”) and 200,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).

The following table sets forth, as of September 28, 2017, we have 451,375,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding. As of September 28, 2017, there were 39 shareholders of record of our common stock.

	Name of Shareholder	Total Shares of Common Stock Owned	Percent of Common Stock Owned
1	Ho Sit Chye	17,100,000	3.788%
2	Ho Empire Limited	259,000,000	57.380%
3	Dragon Venture International Limited	28,500,000	6.314%
4	HWH Talent Limited	50,000,000	11.077%
5	Siew Pui Fun	100,000	0.022%
6	Hon Shil Tsuey	7,500,000	1.662%
7	Lim Ah Yee	1,000,000	0.222%
8	Ng Chei How	10,000,000	2.215%
9	Ooi Sue Hwei	20,000,000	4.431%
10	Oh Soon Meng	5,000,000	1.108%
11	Ong Ann Tin	39,000,000	8.640%
12	Prasad Babu A/L Ramulu	10,000,000	2.215%
13	Yap Moy Fong	1,000,000	0.222%
14	Fatima Ismat	900,000	0.199%
15	Lau Huey Hong	500,000	0.111%
16	Lim Siew Teng	250,000	0.055%
17	Tai Poh Kim	500,000	0.111%
18	Liew Mee Yoke	30,000	0.007%
19	Tai Poh Kim	50,000	0.011%
20	Ong Kang Tai	25,000	0.006%
21	Lim Pei Pei	20,000	0.004%
22	Lim Huan Sing	30,000	0.007%
23	NG Suh Yun	40,000	0.009%
24	NG Suh Yoke	40,000	0.009%
25	Kong Ka Heng	20,000	0.004%
26	Ong Ann Chee	20,000	0.004%
27	Lee Yee Kent	20,000	0.004%
28	Lim Chong Kiaw	30,000	0.007%
29	Lee Wei Leng	10,000	0.002%
30	Kong Wai Yee	10,000	0.002%
31	Kong Ka Chun	30,000	0.007%
32	Liew Thian AK	400,000	0.089%
33	Lee Kin Yip	50,000	0.011%
34	Lim Soo Hoon	10,000	0.002%
35	Hong Wooi Sze	50,000	0.011%
36	Tan Hau Ping	50,000	0.011%
37	Sum Siook Fung	50,000	0.011%
38	Chia Mua Chuan	20,000	0.004%
39	Tan Siew Ling	20,000	0.004%
	Total	451,375,000	100.000%

● Mr. Ho Sit Chye is the Chief Executive Officer, President, Secretary, Treasurer, and also a Director of the Company.

● Ho Empire is 100% owned by Mr. Ho Sit Chye.

● Dragon Venture International Limited is 100% owned by Mr. Tan Inn Shen.

● HWH Talent Limited is 100% owned by Mr. Ho Sit Chye.

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.